Portions of the text marked with [*****] have been redacted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Sales ContractBenzene - Terneuzen

Date of Contract1st January 2021

Seller agrees to sell and supply to Buyer the Product described in this Contract out of the production plant of Dow Benelux BV Terneuzen, The Netherlands, and Buyer agrees to purchase and receive from Seller such Product into Buyer’s Product consuming plant in Terneuzen, (the “Plant”) according to the TERMS AND CONDITIONS set out below.

Dow Europe GmbH

Bachtobelstrasse 3

8810 Horgen – Switzerland

(“Seller”)

Trinseo Europe GmbH

Zugerstrasse 231

8810 Horgen- Switzerland

(“Buyer”)

Each Buyer and Seller a “Party”, and collectively the “Parties”

1.	ProductBenzene

2.SpecificationSpecifications 9642-C001 attached hereto as Appendix B and made part of this Contract.

3.	Quantity
3.1.	Minimum Volume [*****] MT per calendar year (“Minimum Volume”) – Maximum Volume [*****] MT per calendar year (“Maximum Volume”)
3.2.	Seller and Buyer will discuss on an annual basis (before September 30st of current year), the possibility to increase the Minimum Volume and the Maximum Volume, in excess of those agreed in this Contract, for the following calendar year. This is a non-binding discussion with no obligations to supply or consume additional volumes by Seller or Buyer respectively.

The annual quantity of Product Buyer expects to purchase in the following calendar year (“Annual Expected Volume”) shall be nominated by Buyer to Seller in writing as early as possible but no time later than on September 30th of the then current calendar year for the following calendar year.

4.	Price/Currency

The pricing for the Product shall be as shown in the table below, with [*****]. The following price formulas shall apply, invoiced in USD per metric ton (excluding VAT):

Formula	Pricing period
[*****]	[*****] for the month of delivery

The conversion from EUR to US Dollar will be carried out at the average exchange rate as published by ECB (European Central Bank) for the month of delivery, when applicable.

The fall back position in the case that the monthly contract price is not fully settled: in the event that there is no benzene contract price publication available for the month of delivery, an alternative index shall replace the benzene contract price in the formula. The alternative index shall be the average of the high and low quotations

DOW RESTRICTED

of the daily quotes published by IHS under “West Europe, Spot Current Month, Benzene CIF NWE / Basis ARA” during the month of delivery.”

The Parties acknowledge their mutual concern about the robustness and integrity of the MCP process as reported by ICIS-LOR. In the event:

i.	the MCP process disappears,
ii.	either Party raises concerns relative to compliance of the MCP, whether in the current or an updated format, with applicable antitrust laws which concerns, upon request of the respective other Party, shall be supported by a legal assessment of a reputable antitrust law expert; or
iii.	an updated MCP process in the opinion of one of the Parties no longer reflects the Product market dynamics adequately, or
iv.

if Seller decides to cease participation in the MCP process, then either Party may send the other Party a written notification that it wishes to initiate pricing negotiations, and within 30 days from receipt of such notification, the Parties shall either initiate negotiations relative to a bi-lateral MCP-like reference price on a monthly basis, or use all reasonable endeavours to come up with and find an alternative market reference price (or set of prices), either of which shall replace the MCP in the Price formulas of Section 4, with adjustments as are reasonably required, in order to achieve a similar economic effect as intended by the Parties when this Contract was signed.

In the event that the Parties are unable to agree upon an alternative price mechanism within sixty (60) days following a Party's notification to initiate pricing negotiations as set out above, the Parties shall elevate the negotiations to senior management of the Parties. If senior management of the Parties cannot reach agreement within thirty (30) days of such elevation, the Parties shall agree on a third party expert within ten (10) days to determine an alternative market reference price (or set of prices) meeting the principles described above. The determination made by the third-party expert shall be final and binding for the Parties. If the Parties cannot agree on a third party expert within the ten (10) days, then the dispute regarding the pricing shall constitute a dispute to be resolved pursuant to the terms of Section 12 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS (Applicable Law & Jurisdiction), as attached hereto. Parties agree that the then current MCP mechanism shall continue to apply until an agreement has been reached through pricing negotiations or an eventual dispute is resolved.

5.	Delivery TermsDDP Terneuzen. Incoterms 2020 shall be applicable.

6.	Delivery schedule
6.1.

Each calendar month, Buyer shall purchase at least the [*****] of the Minimum Volume and Seller shall sell in each month up to [*****] of the Maximum Volume. Buyer agrees to buy and offtake and Seller agrees to sell and deliver Product, throughout each month on this rateable basis as is commercially reasonable. In addition to the forecast referred to in Section 7.1 below, Buyer shall provide to Seller a non-binding forecast of Product demand for the next calendar year by no later than the end of the third quarter of each calendar year, including any potential additional volume to be included in the following calendar year discussion.

6.2.

The total volume of Benzene (the sum of Seller’s Product volumes and Third Party Benzene volumes) delivered each calendar month is limited to [*****] of [*****] MT, unless the Parties have agreed differently. Upon prior notice, to be provided no later than by 5 pm on the fifth (5th) business day prior to the end of each calendar month, Seller may reduce the total volume of Benzene (the sum of Seller’s Product volumes and Third Party Benzene volumes) to be delivered in the following month to [*****] MT of Benzene. Seller may exercise this right each month.

Seller has in place a contract with [*****] dated [*****], as amended, for the storage of Benzene [*****] and supply of the stored Benzene [*****] to the Terneuzen site [*****]. If Seller exercises its right to reduce the total volume of Benzene to be delivered during a month to [*****] MT and Seller still has in place the [*****], Seller may offer Buyer to purchase on an exceptional basis during such month up to [*****] MT of Benzene Buyer has stored in the [*****] under the same terms and conditions as other Third Party Benzene volumes and Seller will, subject to available pipeline capacity, deliver and invoice out of the [*****] such volumes to Buyer under the same terms and conditions as other Third Party Benzene.

By [*****] the Parties shall come together to discuss in good faith an adjustment of this Section 6.2 from 1st January 2023. If the Parties cannot come to an agreement within 30 days, senior management of both parties shall be involved. This is a non-binding discussion with no obligations to make an adjustment. Both Parties shall use their best efforts to come to a mutually acceptable agreement regarding the abolition of clause 6.2.

7.	Binding Forecast & Operational Flexibility
7.1.	Buyer shall provide Seller a rolling [*****] forecast of Product volume no later than by [*****] prior to the end of each calendar month. The volume forecast for the first month of any such rolling [*****] period shall be binding (such first month volume, each a “Binding Forecast”). If in any month Buyer fails to submit the relevant Binding Forecast for the next following month on time, the Binding Forecast of that (current) month will be considered binding. Seller shall provide a response to Buyer if the forecast for the first month is accepted no later than by [*****] business day prior to the end of each calendar month. If in any month Seller fails to submit the response about the acceptance of the forecast for the first month, the forecast for the first month shall be considered accepted by the Seller. Buyer will try to ensure, if reasonable possible and practicable, that M+1-month volume is not deviating more than [*****] from the quantity actually consumed during month M. Buyer shall ensure constant plant offtake rate during month M. A detailed consumption plan must be part of the above mentioned rolling [*****] forecast. For prompt change of run rates, Buyer must immediately inform Seller, to allow for this change at the Seller’s side.
7.2.	If Buyer fails to purchase the binding volume of Product provided in the respective Binding Forecast for reasons other than (a) a Force Majeure Event as defined in in Section 7 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS; (b) a failure of Seller to deliver Product in accordance with the Specification set forth on Annex A; or (c) a fault of Seller, then Buyer shall pay to Seller an under-lifting penalty in an amount of (i) EUR 25 per metric ton for (ii) the difference in metric tons between (A) the Binding Forecast and (B) the quantity of Product actually purchased by Buyer in the applicable calendar month.
7.3.	The Parties hereby confirm and agree that the mechanism of the under-lifting set out in Section 7.2 is intended to ensure good planning, and the efficient execution of delivery and consumption of Product under the Contract on a monthly basis, and will compensate Seller exhaustively for relevant shortfall of Buyer not caused by any of the scenarios referred to in Section 7.2 (a) – (c). Therefore, for the avoidance of doubt, it is acknowledged and agreed that Seller shall not be entitled to any kind of other or additional compensation from Buyer relative to any shortfall by Buyer to purchase and off-take the relevant Monthly Volume of the month in which Buyer did not meet its Binding Forecast commitment. It is further agreed that any metric ton under the mechanism of the under-lifting, i.e. for which Buyer has paid [*****], will be deducted from the (annual) Minimum Volume and Maximum Volume as well as from the Monthly Volume and be treated as if Buyer had consumed it in accordance with the terms of this Contract.
7.4.	In the event there is a deviation of Buyer in month 2 (M+1) of the rolling forecast in excess of [*****] for three (3) consecutive months, for reasons other than (a) a Force Majeure Event as defined in Section 7 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS; (b) a failure of Seller to deliver Product in accordance with the Specification set forth on Annex A; or (c) an agreement by the Parties, then the Parties will meet within ten (10) working days following the last day of the relevant month to discuss such an event, with the aim to prevent a near-term reoccurrence of such deviation. During such a discussion, the underlying causes of the deviation will be reviewed and addressed as is reasonably possible and practicable and legally permissible.
7.5.	Monthly Operational Tolerance:

Subject to sentence 2, 3 and 4 of this Section 7.5, the monthly Product offtake volume tolerance for Product supplies under this Contract will be [*****] of the respective monthly nominated Product volume in metric tons, (the “Monthly Operational Tolerance”), however, the monthly Product offtake volume will not exceed [*****] of the Maximum Volume in any month, unless mutually agreed by the Parties. Upon mutual agreement between the Parties, a monthly product offtake volume tolerance for Product supplies under this Contract of up to [*****] is permissible. If Seller does not agree to an increase of up to [*****], Buyer may purchase the additional volume of Benzene Seller refused to supply during such month from a third party and such volumes will be delivered and purchased at the same terms and conditions described in Section 14 for Third Party Benzene. In the event there is a deviation of Buyer from the Monthly Operational Tolerance [*****], then the Parties will meet within ten (10) working days following the last day of the relevant month to discuss such consecutive deviation, with the aim to prevent a near-term reoccurrence of that deviation. During such a discussion, the underlying causes of the deviation will be reviewed and addressed as is reasonably possible and practicable and legally permissible.

8.	Shipment MethodPipeline

9.	Terms of Payment[*****]

10.	Credit
10.1.In the event that (1) Buyer does not pay on time in [*****] occasions, or (2) Seller believes based on reasonable, reliable information which Seller will share upon request of Buyer that Buyer is insolvent or that Buyer will not or cannot pay Seller’s invoices, Seller may defer shipments, accelerate the due date on all amounts owed to Seller, require cash payments in advance of delivery or any other suitable security, or cancel this Contract.  Seller will promptly and by email, telecopy or letter notify Buyer of actions taken under this Section. Buyer agrees to hold Seller harmless for any cost and/or expenses actually and directly incurred by Seller in connection with this Section which shall include but is not limited to all collection costs including reasonable attorney fees. Seller may charge interest on all overdue amounts at the rate set forth in Section 9.2 of Dow OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS. In case Seller defers shipments or takes other actions under this Section, Seller will not be in default for delivery and Buyer shall not be entitled to revoke any orders, rescind any purchase or supply agreement nor will Buyer be entitled to any indemnification.
10.2.In case the one (1) month EURIBOR assessment according to Section 9.2 of Dow OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS ceases to be published, the Parties will meet to agree on an alternative benchmark for one (1) month interest rates on EURO loans. Such an alternative benchmark should have had an average rate similar to the one (1) month EURIBOR rate over the previous 3-year period. If no such benchmark exists, then the Parties will enter negotiations to establish a satisfactory alternative basis for computing a one (1) month interest rate.

11.	Period of Contract

This Contract is effective as of January 1st 2021 until December 31st 2023. It shall continue for a two (2) year period thereafter if not terminated by either Party with at least twelve (12) months prior written notice.

12.	Planned Turnarounds
12.1.Seller Planned Maintenance Turnarounds

In the event of a planned Ethylene Cracker and/or Aromatics turnaround Seller reserves the option to cancel supply under this Contract at the affected site in association with the shutdown period provided Seller gives Buyer at least twelve (12) months advance good faith notification in writing of the planned shutdown period. The Parties agree that any twelve (12) month notice provided under this Section by Seller shall be in good faith but is not binding and the shutdown notice is for planning purposes only and subject to adjustment by Seller if it gives a firm binding not less than sixty (60) days’ notice prior to the planned shutdown date. Unless otherwise agreed between the Parties, any Product quantity affected by Seller’s shutdown and not delivered in connection therewith shall be deducted from the Minimum Volume and the Maximum Volume. In the event Seller and Buyer mutually agree to recover any lost volume, the Parties will develop a mutually acceptable schedule.

12.2.Buyer Planned Maintenance Turnarounds

In the event of a planned shutdown at Buyer’s Ethylene and Benzene consuming facility at Terneuzen (the “Buyer Consuming Plant”), Buyer reserves the right to cancel supply under this Contract at the affected site in association with the shutdown period provided that Buyer gives Seller at least twelve (12) months advance good faith notification in writing of the planned shutdown period. The Parties agree that any twelve (12) month notice provided under this Section by Buyer shall be in good faith but is not binding and the shutdown notice is for planning purposes only and subject to adjustment by Buyer if it gives a firm binding not less than sixty (60) days’ notice prior to the planned shutdown start date.  Unless otherwise agreed between the Parties, any quantities not delivered in association with the shutdown of the Buyer Consuming Plant shall be deducted from the annual Minimum Volume and the annual Maximum Volume. In the event Seller and Buyer mutually agree to recover any lost volume, the Parties will develop a mutually acceptable schedule.

13.	Permanent Shutdown
13.1.Seller Permanent Shutdowns

In the event that Seller decides to permanently shut down or close, sell or liquidate Seller’s Olefins and/or Aromatics Production Facility, Seller reserves the option to unilaterally and permanently cancel supply under this Contract or terminate this Contract with no penalty upon six (6) months advance written notice.

13.2.Buyer Permanent Shutdowns

In the event that the Buyer Consuming Plant is permanently shut down or closed, Buyer may cancel supply under this Contract or terminate this Contract with no penalty upon nine (9) months prior written notice.

13.3.Sale of Olefins and/or Aromatics Production Facility

In the event Seller sells the Olefins and/or Aromatics Production Facility to a third party, that, for the purpose of applicable European antitrust laws, shall not be or be deemed a competitor of Buyer relative to the products made by Buyer with the Product (an “Eligible Third Party Purchaser”), Seller will use all commercially reasonable efforts to transfer and assign this Contract to the Eligible Third-Party Purchaser. The Eligible Third-Party Purchaser

shall have been screened by Seller on the basis of Seller’s internal control policies, which are in full alignment with Seller’s published Code of Conduct.

13.4. Sale of the Buyer Consuming Plant

In the event Buyer sells the Buyer Consuming Plant to a third party, that, for the purpose of applicable European antitrust laws, shall not be or be deemed a competitor of Seller relative to the production and supply of Product, Buyer will use all commercially reasonable efforts to transfer and assign this Contract to that third party. Said third party purchaser shall have been screened by Buyer on the basis of Buyer’s internal control policies, which are in full alignment with Buyer’s published Code of Conduct.

14.	Third Party Benzene Deliveries
14.	Third Party Benzene Deliveries

14.1 Seller will have the first right of refusal for all volumes of Product that are consumed at Buyer’s Consuming Plant (as defined above) in excess of the Annual Expected Volume, (“Excess Volumes”) at the price(s) agreed to above in this Contract. If, for whatever reason, Seller is not able to supply the relevant Excess Volume(s), Seller will make all commercially reasonable efforts, but shall not be obligated (other than agreed in writing according to Section 14.2 hereunder), to grant Buyer reasonable access to Seller’s infrastructure for a fee equal to [*****] (the “Infrastructure Fee”) to receive the relevant Excess Volumes from third parties (“Third Party Benzene”). Taking into account in particular Seller’s infrastructure at the Terneuzen site and that such infrastructure is also used by and for Seller, its Affiliates and third parties located on the site, the delivery of any volume exceeding a yearly total volume of [*****]. is absolutely at Seller’s own reasonable discretion. This Infrastructure Fee will cover unloading costs, pipeline costs, storage costs for the month of discharge and delivery to Buyer’s Consuming Plant of the Third-Party Benzene. The annual quantity of Third Party Benzene Buyer anticipates to purchase in the following calendar year shall be nominated by Buyer to Seller in writing as early as reasonably possible, but in any event no later than on September 30th of the then current calendar year for the following calendar year. Buyer shall provide Seller a rolling [*****] of the volume of the Third-Party Benzene no later than at 5 pm on the tenth (10th) business day prior to the end of each calendar month.

Seller shall provide a response to Buyer if the forecast for the first month is accepted no later than [*****] prior to the end of each calendar month. If in any month Seller fails to submit the response about the acceptance of the forecast of the third party deliveries for the first month, the forecast for the first month will be considered accepted by the Seller. Buyer and Seller shall mutually agree on a delivery schedule for such deliveries at least five (5) business days before the end of each calendar month prior to the month in which deliveries are meant to occur. The first month of the rolling [*****] of Third Party Benzene volume shall include loading laycan, load port or terminal, ETA (Terneuzen) and the planned quantity per barge. If Buyer fails to submit nomination on time, the previous month nomination will be considered binding. The deliveries and consumption of Third Party Benzene shall be equally spread through the month and rateable aligned with Buyer’s total consumption through the month. Offloading of barges will take place by taking into consideration Seller’s barges and third parties located on the site which also need to be offloaded. Third Party Benzene delivered by Buyer to ARA or outside ARA (in Seller’s option) will be on CIF basis. If Third Party Benzene is requested by Seller to be delivered to the location outside ARA, freight is expected to be less than or equal to freight into Terneuzen (should freight be more expensive, Seller will be given the option to pay the difference in freight to move the volume to the desired destination).

14.2	Third Party Benzene shall be of EU origin. Unless otherwise agreed between the Parties, Buyer will make Third Party Benzene deliveries by barge only (no deep sea vessel) in lots of a minimum 1000 MT and a maximum 3000 MT. Seller may refuse to unload any barge delivering a lot of less than 1000 MT or more than 3000 MT with a +/- 5% tolerance. The COA format is according to the Seller purchase specification according to Appendix C of this Contract. Barge nomination and vetting process as per standard Seller’s work process and maritime terms and conditions according to Appendix D of this Contract.
14.3	Third Party Benzene imported by Buyer into Seller’s system will be on DPU Terneuzen Incoterms 2020. Buyer will invoice the Third Party Benzene barge deliveries to Seller for the volume as discharged into Seller’s system at the price according to Section 4 of this Contract applicable for the month of delivery (month of delivery = month of discharge), minus the Infrastructure Fee. Seller will deliver and invoice the equivalent Benzene volume through the pipeline at the terms & conditions as set out in this Contract applicable for the same month as mentioned above. For the avoidance of doubt, Seller shall only be obligated to deliver and invoice such volumes of Benzene after Seller has received the equivalent Third Party Benzene volumes. Buyer will consume all Third Party Benzene during the month of delivery in line with the binding forecast described in Section 14.3. Third Party Benzene volume cannot be carried over into the following month. Offloading of barges will take place by taking into consideration Seller’s barges and third parties located on the site which also need to be offloaded. Third Party Benzene delivered by Buyer to ARA or outside ARA (in Seller’s option) will be on CIF basis. In all cases Incoterms 2020 shall be applicable.
14.4	In the event Seller declares Force Majeure as defined in Section 7 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS relative to the sale and/or supply of the Product and is unable to supply, Seller will use all commercially reasonable efforts to grant Buyer reasonable access to Seller’s infrastructure to receive and be able to off-take additional Third Party Benzene in excess of the Third Party Benzene forecasted according to Section 14.4. above during and for as long as the Force Majeure event lasts, provided that (i) Seller is able to maintain its safety standards customarily used at the time, and (ii) the additional off-take by Buyer does not impede Seller’s own, its Affiliates, Buyer’s or any directly impacted third party operations on the Terneuzen site. Seller will provide a good faith, best guess estimate of the duration of the affecting Force Majeure event and Buyer shall only be entitled to off-take volumes of additional Third Party Benzene aligned with Seller’s estimated Force Majeure event duration. Once Seller has a confirmed date for the relevant start-up of its sale and supply of Product to Buyer, the additional volumes of Third-Party Benzene will be reduced accordingly. In the event that Buyer declares Force Majeure as defined in Section 7 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS on purchase and/or off-take of Product, Buyer will reduce the receipt and consumption of Product equally between all contracted suppliers.

15.	Product Analysis

Seller will provide Buyer with the analysis of the measured content of Benzene on monthly basis upon request.

16.	REACH

Seller is aware of the REACH Regulation 1907/2006/EC ("REACH") and shall seek to ensure that the substances contained in the Product comply at all times with the REACH requirements applicable to them, if any. To the extent required under REACH, the substances contained in the Product are registered. If Buyer wishes Seller to cover additional use(s) not already covered under the existing registration, Seller in its sole discretion may update the registration, provided that (i) Buyer provides all the information on the use(s) and exposure of the Product needed for Seller to perform a realistic risk assessment of such use(s), (ii) the risk assessment so made demonstrates that the risks of such use(s), if any, can be adequately managed, and (iii) Buyer pays for each use identified for coverage all costs and expenses accrued by Seller in this context. Notwithstanding the above, Seller shall endeavour to notify Buyer if it was decided not to cover use(s) identified by Buyer, as soon as reasonable possible. To the extent the Product or any of the substances contained in the Product, require authorization, Seller shall use its best efforts to ensure that in a timely manner an authorization is obtained and maintained. In this respect, Seller shall keep Buyer informed about the status of the authorization process, including information on the inclusion on the candidate list and Annex XIV and the information as specified in Article 57 of REACH.

Seller provides Buyer with the most current Safety Data Sheet by sending it electronically to Buyer’s functional mailbox fswssds@trinseo.com and to Buyer’s purchasing contact.

17.	Performance by Affiliates

At either Party’s option, any Contract obligation may be performed by The Dow Chemical Company or any of its Affiliates in the case of Seller and by Trinseo S.A. or any of its Affiliates in the case of Buyer. Any deliveries made under this condition may be invoiced by such Affiliate and shall constitute performance of this Contract by Seller or Buyer, as the case may be. However, for the avoidance of doubt, any invoice issued, will always only be paid by the respective legal entity that was invoiced.

18.	Anti-Corruption Compliance
18.1.Definitions
18.1.1.‘Affiliate’ means, in relation to either Party, any entity that is controlled by, controlling or under common control with the referenced Party whether by ownership of 50% or more of voting securities, by contract or otherwise.
18.1.2.‘Anti-Corruption Laws’ mean any applicable foreign or domestic anti-bribery and anti-corruption laws, along with their implementing rules and regulations, as amended from time     to time, including, but not limited to, the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (UKBA), and those laws and regulations intended to implement the OECD Convention of Combating Bribery of Foreign Public Officials in International Business Transactions.
18.1.3.‘Personnel’ include the current officers, directors, employees, or any other individual or entity currently acting for or on behalf of the relevant Party to the Contract.

18.2. Compliance
18.2.1.Each Party represents and warrants that it has knowledge of the Anti-Corruption Laws and that neither Party will take, directly or indirectly, in connection with this Contract, any action that violates the Anti-Corruption Laws, or otherwise cause the other Party or its officer, directors, employees and/or Affiliates to be in violation of the Anti-Corruption Laws.
18.2.2.Each Party represents and warrants that, except as otherwise disclosed to the other Party, neither it, nor any of its Personnel have been convicted of or pleaded guilty to an offense involving fraud or corruption, nor to its knowledge has any such person been included in any list maintained by the U.S. government, the government of Brazil, the European Union, or any other applicable jurisdiction as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.
18.2.3.Upon showing reasonable grounds and submitting a written notice, any Party shall provide the other with payment accounting records, agreements and supporting documentation regarding compliance with legal and contractual obligations relating to this Contract and deemed reasonably necessary for assessing compliance with Anti-Corruption Laws applicable to this Contract.
18.2.4.Any failure to comply with the [Compliance] provisions of this Contract or any violation of the Anti-Corruption Laws by either Party or their Personnel will be considered a breach of this Contract. Upon written notice to the other of such breach, the non-breaching Party may terminate this Contract, effective immediately. Alternatively, the non-breaching Party may elect to notify the breaching Party of its desire to have the breach remediated within a reasonable time (not to exceed sixty (60) days) by giving details of the breach and the time for remediation in the accompanying notice. Should the breaching Party not remediate the breach as requested within the timeframe given in the notice, then the non-breaching Party shall regain its right to terminate the Contract immediately, and without further notice.

19.	Assignment of Contract and/or claims

This Contract may not be assigned by Buyer by operation of law or otherwise without the express written consent of Seller, which consent may only be withheld if assignee is determined by Seller to be a competitor of Seller or any of Seller Affiliates’ businesses that are located at the site subject to this Contract, or if Seller deems, in its reasonable discretion which shall be based on reasonably comprehensible and transparent considerations, that the assignee’s financial responsibility is unsatisfactory. Any assignment by Buyer must include a prohibition on its assignee restricting any further assignment of this Contract without the consent of Seller. Any attempted assignment without such consent from Seller shall be null and void; provided, however, that either Party hereto shall be permitted to assign this Contract, in full or in part to any wholly-owned or nearly wholly-owned (not less than eighty-five point one percent (85.1%) ownership) Affiliate (including assigning some or all of Seller’s obligations hereunder, in which case such Affiliate may effect delivery of the Product and invoice Buyer directly.) “Affiliate” has the meaning given in Section 17.1.1 above. This Contract may not be otherwise assigned by Seller to any third party without the consent of Buyer, except any assignment or partial assignment of this Contract does not require consent of Buyer when such assignment is in connection with a sale, conveyance, disposition, divesture, contribution to a joint venture by Seller of, or a similar transaction, including a merger, consolidation, reorganization or other business combination involving Seller and relating to, all or substantially all of the assets or properties of Seller to which the subject matter of this Contract relates. Upon the assignment of this Contract and the express assumption by the assignee of the assigned obligations of Seller under this Contract through the execution of an assignment and assumption agreement, Seller shall be released from all obligations and liabilities under this Contract vis-à-vis Buyer. In addition, both Seller and Buyer may assign their respective claims under this Contract to third parties. Agreed quantities and other terms shall not be affected by an assignment.

In the event Dow Europe GmbH, or its Affiliates, sell, convey, divest, or contribute to a joint venture (which, for the sake of applicable antitrust laws, fulfils the same criteria as an Eligible Third-Party Purchaser, as defined in Section 13.3 above, (the “Eligible JV”))the Olefins Production Facility, then Dow Europe GmbH is obligated to assign this Contract to the Eligible Third-Party Purchaser or the Eligible JV, as the case may be, to which the assets were contributed, except that only Dow Europe GmbH is subject to this assignment obligation and such obligation does not transfer to any subsequent assignee who is the Eligible Third-Party Purchaser or the Eligible JV, as the case may be, for which the assets were contributed.

20.	Controlling Terms & Amendments

By ordering any of the Products detailed in this contract, Buyer agrees to all the terms and conditions contained in this document and to DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS as attached hereto, which override any additional or different terms or conditions included in Buyer’s purchase order or other documents or referred to by Buyer or Seller’s order confirmations. In case of conflicting language between this Contract and the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS, the terms and conditions of the Contract shall prevail. Any amendments or additions to this Contract shall be valid only if in writing and agreed by both Parties.

Notwithstanding the foregoing, and for the avoidance of doubt, it is agreed that the quantity of Product to be invoiced under Condition 3 of the DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS (Determination of Invoice Quantity of Product) shall always be determined at load point using Seller’s measuring equipment.

21.	Trade Controls
21.1.Each Party to this Contract understands and agrees that it is entering into this Contract in reliance on the laws, statutes, rules, regulations, directives, decrees, decisions and resolutions regarding financial and/or other legal sanctions or embargoes, whether national or international, in force on the date of this Contract, including, without limitation, all export control laws and regulations in force in the European Union, the United States of America, or otherwise applicable to the products or transactions contemplated hereunder (the “Sanctions Laws”). Each Party warrants and undertakes that it will at all times comply with all Sanctions Laws applicable to it and/or to the products or transactions contemplated hereunder. Without limiting the generality of the foregoing, each Party shall not (a) directly or indirectly sell, export, re-export, import, acquire, tranship or otherwise dispose of any of the products sold under this Contract to or from an embargoed target or for any use or in any manner prohibited under the Sanctions Laws, or (b) broker, finance or otherwise facilitate any transaction in violation of any of the Sanctions Laws.
21.2.Seller represents and warrants on the date hereof and on each date where a shipment is to be made to Buyer hereunder, that it is not, and none of its suppliers and subsidiaries, nor, to its knowledge, any of their respective directors, officers or employees nor, to its knowledge, any person acting on its or any of their behalf, (a) the target of any of the Sanctions Laws, or (b) located, organized or resident in a country or territory that is, or whose government is, the target of the Sanctions Laws. Seller further represents and warrants that all products sold to Buyer hereunder will comply with the Sanctions Laws.
21.3.Any breach of the foregoing obligations shall constitute cause for immediate termination of this Contract and the breaching Party shall indemnify, defend and hold harmless the other Party for and against any resulting losses, damages, penalties, liabilities, costs and expenses. This provision shall survive termination of this Contract.

22.	Confidentiality

This Contract, along with all its terms and conditions and communications made hereunder, shall be kept private and held strictly confidential by the Parties, and details of this Contract shall not be disclosed by either Party to any third party without the previous consent, in writing, of the other Party.

Notwithstanding the provisions above, a Party (the “Disclosing Party”) may disclose details of this Contract without the other Party’s prior written consent if:

(i) such disclosure is required by law or by any securities exchange or regulatory or governmental body or fiscal authority having jurisdiction over it, wherever situated, and whether or not the requirement has the force of law; or

(ii) the confidential information is or was already in the public domain other than through the (wilful or negligent) fault or action of the Disclosing Party; or

(iii) such disclosure is to an Affiliate or in connection with any dispute, legal or arbitration proceedings or pursuant to Section 12 of DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS, and the Disclosing Party shall cause all Parties in receipt of such information to be bound by the same obligations of confidentiality as contained in this Contract.

The confidentiality provisions herein shall survive the termination of this Contract.

23.	Further Assurances

Upon a Party's reasonable request, the other Party shall, at the requesting Party’s sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Contract.

24.	Relationship of the Parties

The relationship between Seller and Buyer is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Contract creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

25.	Entire Contract

This Contract constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

26.	Counterparts

This Contract may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. This Contract contains the entire agreement reached between the Parties on the subject of this Contract. There are no side agreements.

27.	Excused Performance

The Parties agree that Seller‘s inability to obtain raw materials or energy at cost consistent with the terms agreed hereunder shall reduce the quantities of Products to be delivered without liability and shall be treated like a Force Majeure event. In the event of Force Majeure declared by Seller pursuant to this Section 19, the reduced quantity of Product shall be apportioned at Seller‘s reasonable discretion among Seller‘s customers other than Seller‘s Affiliates.

28.	Co-Product

Buyer acknowledges that the Product supplied under this Contract is a co-product at Sellers cracking operation for the production of Ethylene and Propylene. In the event that Seller decides at any time to reduce its cracking operation for any reason, the quantity specified in this Contract may be reduced at Seller’s option without any liability to Seller. In the event that Seller elects at any time to change the feedstock for cracker operation or to operate the cracker in a way which reduces the co-product production, the quantity specified in this Contract, which includes for the avoidance of doubt any Minimum Volume, Maximum Volume, Monthly Volume and Binding Forecast (the latter, if any), may be reduced at Sellers option proportionally to the reduction of the co-product production without any liability to Seller.

29.	Contact Persons
29.1.Seller
Planning/Logistic Coordinator	Commercial Coordinator	Commercial Manager
M. SERCK TERNEUZEN [*****]	C. CUOLT HORGEN [*****]	T. GALLAGHER HORGEN [*****]

Credit Manager	Accounts Receivable	Demurrage Coordinator Barge
P. VERHULST [*****]	M. BOS [*****]	Functional Mailbox: [*****]

Accounts Payable

EMAIL: [*****] for Original PDF

Invoice Distribution

For Invoice Status update and Payment Inquiries

visit [*****]

or Email [*****]

29.2.Buyer

Planning/Logistic Coordinator	Commercial Coordinator	Commercial Manager
B. FRASER HORGEN [*****]	P. CALLER HORGEN [*****]	N. KARABASH HORGEN [*****]

IN WITNESS WHEREOF, the Parties hereto have executed this Contract as of the date first set forth above.

Trinseo Europe GmbH Horgen, dated 6th May 2021
Horgen, dated 6th May 2021	Horgen, dated 6th May 2021
Dow Europe GmbH Thomas Gallagher Commercial Director	Trinseo Europe GmbH James Ni V.P. Binders
/s/ Thomas Gallagher	/s/ James Ni

Appendix A

DOW OLEFINS & AROMATICS GENERAL TERMS AND CONDITIONS

1.	Interpretation of Trade Terms

Trade terms shall be interpreted in accordance with INCOTERMS 2020. Title shall pass to Buyer at the same time as the risks of loss or damage under INCOTERMS 2020. If this Contract does not specify trade terms as defined in INCOTERMS 2020, title and risk of loss shall pass to Buyer upon delivery into the custody of the carrier.

2.	Payment and Payment Value Date

(I)Payment in the currency agreed hereunder is essential (in specie). Payment is valid only if made in such currency and in accordance with Seller’s payment instructions. (II) If payment due date falls on a Saturday or on a holiday other than a Monday, payment shall be made on the last preceding banking day. If payment due date falls on a Sunday or a holiday on a Monday, payment shall be made on the next banking day. (III) Buyer agrees with Seller’s right to set off any amounts owed by Seller or its affiliates to Buyer with any amounts owed by Buyer hereunder.

3.	Determination of Invoice Quantity of Product

The quantity of the Product to be invoiced shall be determined at load point in accordance with the methods and procedures applicable to deliveries of the Product and the Shipment Method defined in this Contract or in accordance to the results of an independent surveyor acceptable to both Parties. An independent surveyor acting on behalf of Buyer, at Buyer’s expense, shall have the right to verify, under an appropriate secrecy agreement, Seller’s calibration procedures and measurement records of Seller’s meters. In case of dispute, the results of an independent surveyor shall be final and binding to both Parties.

4.	Seller’s Commitments -
4.1	Seller undertakes that the Product at the time of delivery meet the agreed Specifications. All descriptions, illustrations, performance and technical data, weights and the like, contained in any promotional or technical literature issued by Seller are subject to variation without notice and are not designed to constitute Specifications.
4.2	Seller will supply Buyer with the current Material Safety Data Sheets (MSDS) regarding the Product.
4.3	Seller will convey the Product with good title, free from any lawful lien or encumbrance.

5.	Responsible Practices
1Buyer will (I) familiarize itself with any product literature or information Seller provides under Seller’s product stewardship program, including MSDS, (II) follow safe handling, use, selling, storage, transportation and disposal practices, including special practices as Buyer’s use of the Product requires and instruct its employees, contractors, agents and customers in these practices and (III) take appropriate action to avoid spills or other dangers to persons, property or the environment. Seller may cancel this Contract on 15 days’ notice if Buyer fails to comply with any of its commitments under this section.
2Notwithstanding the provisions of Section 6 hereof, Buyer will indemnify Seller for all claims, damages and related costs, including reasonable attorney fees, arising out of Buyer’s sole non-compliance with any of its commitments under Section 5.1 above.

6.	Warranty/Liability
6.1	The commitments set out in Section 4 above are Seller’s sole warranties in respect of the Product. Any other condition or warranty as to the quality of the Product supplied under this Contract or fitness for any particular purpose whether arising under statute or otherwise, is excluded.
6.2	In the event of any liability by either Party whether arising from breach of Contract or from statutes it is agreed that, to the extent permitted by applicable law, the maximum amount of damages recoverable shall be limited to the Contract price for the Product with respect to which damages are claimed. In no event shall either Seller or Buyer be liable for indirect, consequential, special, punitive or exemplary damages in connection with or arising out of this Contract. The limitation of liability shall not apply in case of wilful misconduct or gross negligence or any other case of mandatory liability under Swiss law.

7.	Force Majeure

In the event of accident, pandemic and epidemic, mechanical breakdown of facilities, fire, flood, strike, labour trouble, riot, revolt, war, cyber attacks, acts of governmental authority, acts of God, or contingencies beyond the reasonable control of the Party affected, interfering with the performance of this Contract, the quantity of Product provided for in this Contract shall be reduced by the amount so affected without liability, but the Contract shall otherwise remain unchanged. The decision of the Party affected as to the quantities of Product affected shall be final and binding.

8.	Governmental Control/Currency

In the event of a redenomination of the agreed contract currency claimed or imposed under any applicable laws or by any competent authorities, Seller shall be entitled to terminate this Contract in writing without prior notice and with immediate effect unless Seller deems to have received adequate assurance that the redenomination will not affect full compliance with all the terms as agreed hereunder.

9.	Non-performance
9.1	If Buyer fails to perform any of the terms of this Contract when due, Seller may, at its option, decline to make further deliveries against this Contract, except for cash, or may recall or defer shipments until such default is made good, or may treat such default as final refusal to accept further shipments and cancel this Contract.
9.2	Seller shall be entitled, without prejudice to Buyer’s liability to pay on the due date, to charge interest on any overdue balance of a rate equal to the one month EURIBOR (Euro Interbank Offered Rate) as administered by the European Money Markets Institute, on the last TARGET (Trans-European Automated Real-Time Gross-Settlement Express Transfer) day of the month preceding the respective interest period, [*****]. If the published one month EURIBOR interest rate is negative, Seller may charge interest of [*****] for the respective interest period. Such right is in addition and without prejudice to any other rights Seller may have under this Contract

10.	Severability of Provisions

Should any provision of this Contract be held invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. Any invalid or unenforceable provision shall be replaced with a new provision which will allow the parties to this Contract to achieve the intended economic result in a legally valid and effective manner.

11.	Non-Waiver

Failure to exercise any rights under this Contract upon any occasion shall not waive the right to exercise the same on another occasion.

12.	Applicable Law & Jurisdiction

12.1	This Contract shall be governed by and construed in accordance with the laws of Switzerland, with the exclusion of the Conflict of Law Principles. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this Contract.
12.2	The exclusive venue of any kind of legal proceedings regarding disputes among the parties which cannot be settled amicably is Zurich Switzerland. However, disputes regarding price payments may also be brought by Seller before any competent court at Buyer’s place of incorporation or main office.

Appendix B

THE DOW CHEMICAL COMPANY

CUSTOMER SPECIFICATION

Date Printed: 2020-10-21

Effective Date: 03/09/2012

Supersedes Date: 01/20/2010

Name: Benzene - E

Specification Number: Previous Specified Material: Customer Name & Address TRINSEO EUROPE GMBH HERBERT H. DOWWEG 5 HOEK Zeeland 4542 NM NL Final Testing Requirements	000000322758 C001 00009642 C001
Test and Test Condition	Limit	Unit	Method	Note
Benzene	[*****]	WT%	ASTM D4492
Toluene	[*****]	WT%	ASTM D4492
Non-aromatics	[*****]	WT%	ASTM D4492
Sulfur, Total	[*****]	ppm wt	ASTM D3961
Chlorides, Total	[*****]	ppm wt	UOP 779
Basic Nitrogen as N	[*****]	ppm wt	ASTM D4629
Water	[*****]	WT%	ASTM E1064

® ™ Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

READ PRECAUTIONARY INFORMATION AND MATERIAL SAFETY SHEETS. THIS PRODUCT IS SHIPPED IN COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS REGARDING CLASSIFICATION, PACKAGING, SHIPPING AND LABELING.

Appendix C

THE DOW CHEMICAL COMPANY

RAW MATERIAL SPECIFICATION

Date Printed: 2021 03 25

Effective Date: 2012-03-09

Supersedes Date: 2010-02-12

Name: Benzene - E

Specification Number: 000000347130 R005

Previous Specified Material: 00009642 R005

Final Testing Requirements
Test and Test Condition	Limit	Unit	Method	Note
Benzene	[*****]	WT%	ASTM D4492
Toluene	[*****]	WT%	ASTM D4492	1
Non-aromatics	[*****]	WT%	ASTM D4492	2
Methylcyclohexane	[*****]	WT%	ASTM D5713
Sulfur, Total	[*****]	ppm wt	ASTM D3961	3
Chlorides, Total	[*****]	ppm wt	UOP 779	4
Basic Nitrogen as N	[*****]	ppm wt	ASTM D4629
Bromine Index	[*****]	g/100g	ASTM D1492
Color, Pt-Co (APHA)	[*****]		ASTM D1209
Appearance clear & particle free	[*****]		Visual
Water	[*****]	WT%	ASTM E1064

Final Testing Requirements Notes:

1Toluene 0.01 wt% max. when intended use is Aniline Plant Boehlen.
2Non-aromatics 0.07 wt% max. when intended use is in Aniline Plant Boehlen
3Sulfur, Total Includes Thiophene
4Chlorides, Total 1 ppm wt max. when the intended use is in Aniline Plant Boehlen.

External Notes

1 Supplier Certification: Certificate of Analysis of each shipment to be sent to receiving location and laboratory prior to arrival of material.

INFORMATION OR DISTRIBUTION RESTRICTED TO THIS SUPPLIER AND THE DOW CHEMICAL COMPANY

® ™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Appendix D

MARITIME TERMS AND CONDITIONS

1.	Barge Requirements

The barge shall meet all relevant legislation and all load and discharge port regulations and safety standards, and shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities (ISPS Code). If the barge does not meet all such requirements, or is deemed unsafe, then the barge may be refused. The Party nominating the barge shall be liable for all damages (consequential damage is excluded) and costs resulting from the non-compliance with this article.  A barge may not be substituted without written consent of the other Party.

With reference to Seller’s Product Handling Specifications available on www.phs.dow.com, the vessel or barge must arrive at Seller’s discharge port <8% O2, ready to discharge. In case the vessel or barge requires to be purged/inerted at the Third Party’s load port, lay time and any costs and time for Nitrogen purging shall be for the account of Buyer. Buyer shall be liable for all damages resulting from the non-compliance with this article.

2.	Barge Nomination

Buyer shall send a (TBN) barge nomination to the Logistics Department of Seller latest 5 (five) Dutch working days prior to the commencement of the laycan at load port, stating the following minimum details:

- Product and Quantity

- Country of Origin and Customs status

- TBN or Barge Name / Registration Number of Barge

- Laycan at load port

- Lay time

- Demurrage rate (must be in line with the industry standard)

- Previous three (3) Cargoes

Any change to a (TBN) nomination with the Barge name, previous three (3) cargoes, ETA at load port etc, but without any change to the original loading laycan, will not be considered a new nomination. Seller shall accept the nomination within 24 hours from the day of nomination or by 17:00 hours CET on a Dutch working day prior to the commencement of the laycan, whichever occurs first. For the sake of clarity, “working day” means, between 09.00 hours and 17.00 hours CET, on a day other than a Saturday, Sunday or Bank holiday. Buyer does not commit to any ETA at disport. TTB (Tankschiff Transport Bedingungen) rules shall not apply.

3.	Laytime and Demurrage
3.1.	Laytime and demurrage is calculated at the rate confirmed in the accepted barge nomination.
3.2.	Any claim with supporting documentation shall be submitted within 30 days of the date of completion of discharge from the barge (completion of discharge date = day 1).
3.3.	Claims delivered after the number of days set forth in this paragraph shall be deemed to be waived and no claim may be brought in respect of them. Demurrage shall only be payable if actually claimed and invoiced by the barge owner and in no event shall demurrage be payable exceeding the amount actually incurred and invoiced by the Third Party vendor to Buyer or by the barge owner to Buyer. If a copy of owner’s invoice is not available for the claim handling, Seller has the right to request from Buyer and Buyer shall provide Seller without undue delay with a copy of the Third Party vendor invoice for verification only; it shall not serve as a supporting documentation for the claim handling according to section 3.5.
3.4.	The invoice for the claim is issued upon acceptance. Demurrage is payable 30 days after date of invoice.
3.5.	Demurrage claim supporting documents for any claim shall include, but not limited to, time sheets from load and discharge installation, any letter of protest, Owner’s demurrage calculation and invoice, the copy of the barge nomination (including the confirmation email). In the event of a time charter party provide time charter declaration, time sheets from load and discharge installation, any letter of protest, the demurrage calculation and the copy of barge nomination (including the confirmation email). In case of any non-compliance with this provision the claim shall be rejected in full.
3.6.	Loading prior laycan: All time used for loading prior to laycan shall be deducted from the claim to Seller.
3.7.	Late arrival: In case a valid NOR is tendered outside the agreed laycan and no laycan extension was granted by Seller, then Seller shall not be liable for any demurrage or damages whatsoever.
3.8.	All relevant shipping documents including but not limited to quality report and any customs documents (according to Seller’s documentary instructions) shall be available prior to arrival of the barge at the port of discharge. In case of any non-compliance with this provision, laytime shall start from the moment the documents are available at the port of discharge or from start discharging, whichever occurs first.

4.	Quantity and Quality Inspection
4.1.	Quantity & Quality Inspection at load port

An independent surveyor acceptable to both Parties shall be appointed by Buyer at load port to determine the loaded quantity of the Product basis AIR. This measurement at the load port shall determine the invoice quantity for deliveries to ARA or outside ARA in Seller’s option. The independent surveyor shall be instructed to make the full quantity inspection report including load readiness and sampling available to both Buyer and Seller. The cost shall be for the account of Buyer.

For purposes of determining the Product quality, immediately prior to loading a representative sample will be taken from the Third Party’s static shore tank and will be analysed according to the specification and test methods attached to Appendix C hereto.

In addition, a sample will be pulled either from the shoreline at the point closest to the flange connecting the shoreline to the barge, or, if possible, directly from the loading line during loading. This sample will be held as a retain sample to verify the quality of the Product. Product samples will be retained for a period of thirty (30) days from the day the samples have been taken.

The Third Party’s shore tank certificate of analysis shall be made available to Seller prior to arrival of the cargo at the port of discharge.

Seller reserves the right to request and receive a certificate of quality from an independent surveyor for the quality of Product determined at load port. The independent surveyor shall be appointed by Buyer. The inspection charges for quality shall be for the account of Buyer.

4.2.	Quantity Inspection at discharge port

An independent surveyor acceptable to both Parties shall be appointed by Seller at discharge port to determine the quantity of the Product basis AIR discharged into Seller’s system in Terneuzen or in Oiltanking Terneuzen. This measurement at the discharge port shall determine the invoice quantity. Such determinations will be set forth in written certificates of inspection. The full certificate of quantity will be made available to Seller and Buyer and which shall be accepted by the Parties as conclusive and binding on both parties for invoicing purposes but without prejudice to the rights of either Party to file a claim for quantity. The costs shall be for the account of Seller.